EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact, at (781) 861-8444:

Michael W. Rogers	Robin L. DeCarlo
Exec. VP and Chief Financial Officer	Sr. Manager, Corp. Communications

INDEVUS PHARMACEUTICALS ANNOUNCES SECOND QUARTER

FISCAL 2005 RESULTS

Investor Conference Call Planned for May 10, 2005, 9:00 A.M. Eastern Time

LEXINGTON, MA, May 10, 2005 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the three and six-month periods ended March 31, 2005. The Company will host a conference call today, May 10, 2005, at 9 a.m., eastern time (details follow below).

The Company reported a net loss of $9,720,000 or $0.21 per share, basic, for the three-month period ended March 31, 2005, compared to a net loss of $11,370,000, or $0.24 per share, basic, for the three-month period ended March 31, 2004. For the six-month period ended March 31, 2005, the Company reported a net loss of $30,869,000 or $0.66 per share, basic, compared with a net loss of $23,394,000, or $0.49 per share, basic, for the six-month period ended March 31, 2004. The net loss for the quarter ended March 31, 2005 represents an $11,429,000 decrease from the net loss of $21,149,000 for the three-month period ended December 31, 2004.

At March 31, 2005, the Company had cash, cash equivalents and marketable securities totaling approximately $117,465,000.

“The past quarter has been very active for the Company, as we continue to make steady progress toward the achievement of our objectives for 2005,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “We are continuing to devote much of our effort to the sales and marketing of SANCTURA®, our product for overactive bladder, and to the development of our once-daily version, SANCTURA XR™. In addition, we are very optimistic about the prospects for our clinical stage pipeline. We continue to make progress for each of our development programs and we believe the pipeline is positioned to be a significant value-driver for the Company over the next twelve months.

“For SANCTURA, I am very pleased that we have been able to maintain our market share, despite the introduction of two new products into the overactive bladder marketplace. Distribution of samples has been quite heavy and consequently, growth in prescriptions and new patient starts has slowed considerably. While several competitive products have lost market share during the past quarter, we have been able to maintain our share,” said Dr. Cooper. “We believe that SANCTURA has a strong profile, differentiated favorably from its competition, and we are optimistic that SANCTURA will perform well as prescription growth picks up in the coming months.

“Our program for SANCTURA XR is moving ahead as planned. We are scheduled to enter Phase III this summer, triggering the first of three milestone payments from PLIVA d.d. that are due in connection with the development of the once-a-day program. We continue to be on track for an NDA filing in the second half of 2006.

”We are very pleased to have the Phase III program underway for PRO 2000, our compound for the prevention of the sexual transmission of HIV and other sexually transmitted diseases,” said Dr. Cooper. “The 3,200 participant, NIH-sponsored trial was initiated in February with sites in the U.S. and Africa. In April, we announced funding of the Medical Research Council-sponsored trial, scheduled to begin within the next few months. This trial will consist of approximately 12,000 participants in four countries in Africa. In addition, findings from a study of PRO 2000 performed at Mount Sinai were presented at the 12th Conference on Retroviruses and Opportunistic Infections in February. This important study marked the first time the anti-viral activity of a microbicide has been demonstrated following human application.

“Other pipeline development plans include a Phase II trial for pagoclone in stuttering which is scheduled to begin by mid-year,” said Dr. Cooper. “We expect to have results from this study late this year or early next year, at which time we will discuss study design for subsequent trials with the FDA.

“For aminocandin, we have identified the formulation issues that caused, we believe, the local vein irritation that led to the interruption of our multi-dose Phase I trial. We are in the process of planning the restart of the study later this year.

“We recently announced promising results from a study in which IP 751 was administered in an animal model of interstitial cystitis,” said Dr. Cooper. “IP 751 suppressed the overactivity in a dose dependent manner and at the highest dose completely reversed the excessive bladder contractility to normal function. Additionally, IP 751 appeared to have no effect on the normal voiding mechanism of the bladder. We have now completed a second study confirming these results. We expect to begin toxicology studies this quarter.

“Finally, we continue to be quite active on the business development front. As we have stated previously, one of our most important near-term goals is to leverage our sales and marketing infrastructure and capabilities, through the co-promotion, licensing, or acquisition of late-stage or marketed urology products. We believe we are well-positioned to capitalize on unique product opportunities in our core areas of urology, gynecology, and infectious diseases. To this end, we are making progress on several opportunities which we believe will add significant value for the Company and its shareholders.”

Financial Results

Consolidated revenues were $9,277,000 for the three-month period ended March 31, 2005, compared to $876,000 for the three-month period ended March 31, 2004. For the six-month period ended March 31, 2005, consolidated revenues were $15,040,000 compared to $1,803,000 for the six-month period ended March 31, 2004. Product revenue of $4,238,000 in the three-month period ended March 31, 2005 included $3,015,000 from sales of SANCTURA to PLIVA, $799,000 in royalties from PLIVA on sales of SANCTURA, and $422,000 of royalties from Eli Lilly and Company for sales of Sarafem. Contract and license fee revenue of $5,039,000 during the quarter relates almost entirely to the PLIVA Agreement. Included is $3,125,000 from the amortization of deferred revenue and $1,920,000 for three months of sales force subsidy from PLIVA.

The Company’s consolidated costs and expenses for the three-month period ended March 31, 2005 were $17,573,000 compared to $11,133,000 for the three-month period ended March 31, 2004. For the six-month period ended March 31, 2005, consolidated costs and expenses were $43,412,000, compared to $23,018,000 for the six-month period ended March 31, 2004. Costs of product revenue relate primarily to sales of SANCTURA to PLIVA and royalties to Madaus for SANCTURA. Research and development costs for the three month period ended March 31, 2005 increased 17% versus the corresponding period in fiscal 2004 to $6,011,000, due to increased pipeline development activities.

Marketing, general, and administrative costs for the three month period increased to $8,187,000 from $5,782,000 for the corresponding period last year, primarily due to costs related to our 85-person specialty sales force, as well as other increases in headcount necessary to support the Company’s increased business activity, partially offset by a reduction in advertising and promotion costs.

Conference call and web cast

The Company will hold a conference call and web cast to discuss these results at 9:00 a.m. eastern time on May 10, 2005. The live call may be accessed by dialing 800-591-6944 from the U.S. and Canada, and 617-614-4910 from international locations. The participant passcode is 27496849. A replay of the call will be available beginning at 11:00 AM on May 10, 2005 and lasting until 12:00 AM on May 30, 2005. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 84508753.

The press release and the live web cast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 20 days following the live call.

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology and infectious diseases. The Company currently markets SANCTURA® for overactive bladder and has multiple compounds in clinical development, including PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, pagoclone for stuttering, aminocandin for systemic fungal infections, and IP 751 for interstitial cystitis.

SANCTURA® is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

###

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended March 31, 2005 and 2004

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended March 31,		For the six months ended March 31,
	2005	2004	2005	2004
Total revenues	$9,277	$876	$15,040	$1,803

Costs and expenses:
Cost of revenues	3,375	209	5,855	524
Research and development	6,011	5,142	11,889	12,696
Marketing, general and administrative	8,187	5,782	25,668	9,798

Total costs and expenses	17,573	11,133	43,412	23,018

Loss from operations	(8,296)	(10,257)	(28,372)	(21,215)

Investment income	739	180	1,413	406
Interest expense	(1,293)	(1,293)	(2,585)	(2,585)
Impairment of equity securities	(175)	—	(175)	—

Loss before income taxes	(9,025)	(11,370)	(29,719)	(23,394)
Provision for income taxes	(695)	—	(1,150)	—

Net loss	$(9,720)	$(11,370)	$(30,869)	$(23,394)

Net loss per common share:
Basic and diluted	$(0.21)	$(0.24)	$(0.66)	$(0.49)

Weighted average common shares:
Basic and diluted	46,967	47,397	46,946	47,304

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2005	September 30, 2004
Cash, cash equivalents and marketable securities	$117,465	$157,008
Other assets	13,970	16,830

Total assets	$131,435	$173,838

Convertible notes	72,000	72,000
Deferred revenue	137,500	143,750
Other liabilities	15,127	21,126

Capital	306,581	305,865
Accumulated deficit	(399,773)	(368,903)

Total stockholders’ deficit	(93,192)	(63,038)

Total liabilities and stockholders’ deficit	$131,435	$173,838